Chairman’s letter

Dear Shareholders:

We at Xcorporeal, Inc (the “Company”) are building an exciting new company that will commercialize extra-corporeal medical devices that can replace the function of failing or failed human organs. Our innovative proprietary platform has been adapted to solve health issues related to kidney and heart failure. Xcorporeal’s technology may be superior to that employed in current medical devices and our devices have the potential to redefine and improve therapy for patients with renal or cardiac failure.

Our Business
Xcorporeal is focused on the development and commercialization of renal replacement products that will satisfy an unmet need for small, light-weight, portable and easy to use devices. Our devices remove unwanted chemicals, toxins and excess fluids from the blood, thus replacing many of the essential functions of the damaged kidney. These devices have the potential to achieve superior mass transfer and improve solute clearance despite significant reductions in the weight, size, and fluid and energy consumption of the device. Finally, the platform will be adapted into a wearable artificial kidney that can provide patients with cost effective, continuous (as opposed to intermittent) therapy and allow them to achieve a quality of life closer to that of a healthy individual. In patients hospitalized with volume overload due to congestive heart failure (CHF), our platform has been adapted to create a mobile ultrafiltration device that will remove excess salt and fluids. In order to focus on our core business in renal replacement therapy, Xcorporeal intends to out-license/partner this ultrafiltration device.

Renal failure is the loss of kidney function that leads to the accumulation of excessive water and toxic metabolic waste. It can occur acutely where the potential for some degree of recovery may exist or it may be progressive and permanent, leading to end stage renal disease (ESRD). With the loss of kidney function, the blood pressure rises, and red blood cell production decreases dramatically. When this sequence of events occurs, renal replacement therapy is needed in order to replicate the function of the normal kidneys to sustain life. The most common renal replacement therapy in the United States is hemodialysis. We are combining our potentially superior filtration technology with the best attributes of currently marketed hemodialysis machines to create a product that will offer a convenient, durable, cost-effective, and portable device for the hospital and home hemodialysis markets. There were approximately 350,000 patients with end stage renal disease (ESRD) in the United States at the end of 2006 and the population is estimated to be growing approximately 6% annually. In the US, kidney disease has become the ninth leading cause of death and one of the most expensive chronic diseases, with treatment costs approaching $30 billion annually.

The ultimate goal of our Company is to develop and commercialize a wearable artificial kidney that will allow patients to undergo dialysis 24 hours a day/7 days per week, thereby mimicking the normal kidney. This revolutionary device will be cost effective, fully automated, battery operated, light-weight, easy to use, and waterproof. Continuous and unobtrusive dialysis will provide patients with tremendous health benefits while not impeding upon their lifestyle or restricting their diet. Most importantly, Xcorporeal’s device is expected to notably lower patient morbidity and mortality. This, in turn, will dramatically lower expenditures related to the hospitalization and treatment of ESRD related complications.

Congestive Heart Failure is a major medical and societal burden. One manifestation of this disease is excessive water and salt accumulation leading to shortness of breath, decreased function of vital organs and swelling of the extremities. CHF affects more than 2% of the US population or over 6 million people; approximately 20% of patients die within one year of diagnosis. These numbers are expected to triple by the year 2020 due to an aging population. Furthermore, in 2007, hospitalizations for fluid overload are estimated to be 3.6 million and this number is expected to continue to grow 8% per year. Xcorporeal is developing a mobile ultrafiltration device that will provide hospitalized CHF patients with a simple, efficient and cost effective therapy. This device will benefit both patients and healthcare providers since it will decrease the repeated need for hospitalization of these patients.

Each of these markets represents a significant opportunity for Xcorporeal. We believe that our products will enable Xcorporeal to garner a significant share within each of these markets.

Our Accomplishments
2006 was a very busy year for Xcorporeal. We commenced business operations in 2006 with the acquisition of an exclusive license to our platform technology from National Quality Care, Inc. We hired our first employees, Victor Gura, MD who was joined by his team of research scientists. Dr Gura’s passion and vision of the wearable artificial kidney drives the daily operations within our Company. In the fourth quarter of 2006, we completed our initial financing through a private placement netting $27.4 million; thereby providing us with sufficient resources to execute our business plan.

2007 promises to be an equally exciting year for Xcorporeal. We are building our management team with Winson W Tang, MD, FACP joining us as the Chief Operating Officer and Robert Weinstein as the Chief Financial Officer. Our Chief Scientific Officer and Chief Medical Officer continue to be Victor Gura, MD. They are joined by Nina Peled, PhD, who has over 20 years of experience in the medical device industry and is our Senior Vice President of Quality and Regulatory Affairs. She will be responsible for shepherding our devices through the United States Federal Drug Agency approval process as well as countries in the European Union and Asia. The design and development of our devices will be led by our Senior Vice President Jim Braig. In addition to being outstanding and ethical individuals, members of our management team have demonstrated the ability to develop and commercialize medical products. We will continue to build our management team including an Operations executive with expertise in supply chain procurement and manufacturing in anticipation of the commercial launch of our medical devices in 2009.

We have successfully completed two “proof of concept” studies in human subjects with an initial prototype of the mobile ultrafiltration device and wearable artificial kidney. Both studies were conducted in Europe and demonstrated not only the feasibility of our devices but their potential to outperform currently marketed devices. The first study with the mobile ultrafiltration device was tested in six ESRD subjects. They had greater than one liter of fluid removed during a treatment period that averaged 5.7 hours and there were no adverse effects noted. The results of this study have been accepted for publication in the premier nephrology journal, Kidney International. The second study was recently conducted with the wearable artificial kidney, Eight ESRD subjects were treated for up to eight hours. The device successfully removed uremic toxins over a broad range of molecular weights. Subjects remained hemodynamically stable during treatment and there were no adverse effects. Six of the eight subjects ambulated untethered, without impact on device performance, and without detriment to the subjects. The data from these two studies were received enthusiastically by thought leaders within the renal and cardiac academic community. Dr Gura is preparing a manuscript of this study that will be submitted to peer-review journals for publication.

Our engineering team continues to make great progress towards the development of our medical devices. We have engaged a product development consultancy in Irvine that enables us to leverage the expertise of a staff of 10 to 15 engineers in the construction of our devices. Finally, Dr Gura and his research team are exploring innovative sorbent technology for our next generation devices.

The Company continues to add individuals with relevant expertise and strategic vision to its Board of Directors. Kelly J McCrann is a senior healthcare executive with extensive experience in board governance, strategic leadership, profit and loss management, and merger and acquisition transactions. He has extensive contacts within the hemodialysis industry, most recently as the Senior Vice President of DaVita Inc, the United State’s second largest kidney dialysis provider. Finally, Dan Goldberger who has over 25 years of experience in the medical device industry will be assisting our management team in the compilation of intellectual property, business development and executive recruitment.

We believe that the successful development and commercialization of our medical devices will result in the creation of tremendous value for patients, physicians and Xcorporeal shareholders.

We thank you for your support as we continue to build our Company.

Respectfully,

Terren S. Peizer
Executive Chairman of the Board
Xcorporeal, Inc.

September 2007